Exhibit 99.1

Contacts: Bret L. Undem
Media Relations
Tel. (425) 493-2293
Fax. (425) 493-2010

FOR RELEASE
July 13, 2006

COMBIMATRIX AND FURUNO LAUNCH DNA MICROARRAY SYNTHESIZER

NEW CE MARKED INSTRUMENT INCORPORATES REAGENTS AND ARRAYS IN A SINGLE STAND-ALONE UNIT

Newport Beach, Calif. - (BUSINESS WIRE) - July 13, 2006 - Acacia Research Corporation (Nasdaq: ACTG:CBMX) announced today that its CombiMatrix group, working in partnership with Furuno Electric Co., Ltd. of Japan, has launched its new QuadroCAS™ CustomArray™ Synthesizer. Jointly designed and developed by the two companies, this new instrument integrates CombiMatrix’s proprietary electrochemical in situ oligonucleotide synthesis technology into a compact, stand-alone design.

Manufactured by Furuno at their instrument production facility in Japan, the QuadroCAS Synthesizer combines convenient and reliable reagent handling hardware with state of the art Furuno instrument control and signal processing electronics to deliver a full-featured, small footprint instrument for CustomArray production applications. Designed and tested to meet appropriate safety certification standards, the QuadroCAS Synthesizer will bear the CE (“European Conformity”) and TUV markings (i.e., tested by TUV to meet the minimum requirements of prescribed product safety standards) and is suitable for worldwide distribution. Using this instrument, researchers around the world will be able to rapidly produce custom DNA microarrays to their exact specifications with complete control over the content.

Hidetoshi Tanigaki, Managing Director and General Manager of Furuno said, “We are excited about the launch of the new QuadroCAS DNA Microarray Synthesizer. This instrument represents an important new product line for the life-science business group at Furuno.”

“The QuadroCAS Synthesizer expands our synthesis product line,” said Michael Tognotti, Vice President of Sales and Marketing of CombiMatrix. “We look forward to offering our customers this dynamic enabling instrument.”

The QuadroCAS Synthesizer fabricates CombiMatrix CustomArray microarrays that contain thousands of microelectrodes that are individually addressable using embedded logic circuitry on the microarray. Placed in one of four specially designed fluidic chambers, the system software digitally directs the molecular assembly of oligonucleotides for each separate array. During this process thousands of different oligonucleotide probes can be synthesized simultaneously on four different individual arrays.

Features on the new QuadroCAS Synthesizer include:

-- The QuadroCAS Synthesizer, along with the Combimatrix CustomArray Synthesizer™, are the only commercially available DNA microarray synthesizer instruments in the marketplace, providing high quality in situ fabricated arrays on demand.

-- The QuadroCAS Synthesizer fabricates up to 4 high quality in situ arrays simultaneously with the same or unique probe designs in 24 hours or less, depending on the array format of the experiments run.

-- The QuadroCAS Synthesizer allows the flexibility to design each probe sequence to the exact specification of the user for any organism and allows customers complete control over inventory for on-demand in situ microarrays.

--The QuadroCAS Synthesizer has a compact footprint and incorporates all reagents and hardware into a stand-alone instrument.

--The QuadroCAS Synthesizer will be certified by TUV to be compliant to EU directive IEC61010-1 73/23/EEC and 89/336/EEC with the latest amendments 92/31/EEC and 93/68/EEC.

More information on the CombiMatrix QuadroCAS Synthesizer and other CombiMatrix instruments may be found on the CombiMatrix website -- www.combimatrix.com.

ABOUT FURUNO

Furuno Electric Co. Ltd. (Hyogo Japan) has built a firm position as the world’s leading manufacturer of innovative marine electronic equipment. Since Furuno put the world’s first fish finder into practical use in 1948, Furuno has been steadily expanding its activities to cover a wider range of market sectors. Now, Furuno applies its sophisticated electric, ultrasonic and computer technologies to avionic equipment, marine radar, sonar, and navigation systems, GPS survey systems, data management devices for office and store automation and medical electronic equipment.

ABOUT ACACIA RESEARCH CORPORATION

Acacia Research Corporation comprises two operating groups, Acacia Technologies group and CombiMatrix group.

The CombiMatrix group is developing a platform technology to rapidly produce customizable arrays, which are semiconductor-based tools for use in identifying and determining the roles of genes, gene mutations and proteins.  The CombiMatrix's group's technology has a wide range of potential applications in the areas of genomics, proteomics, biosensors, drug discovery, drug development, diagnostics, combinatorial chemistry, material sciences and nanotechnology.

 The Acacia Technologies group develops, acquires, and licenses patented technologies.  Acacia controls 47 patent portfolios, which include U.S. patents and certain foreign counterparts, covering technologies used in a wide variety of industries including audio/video enhancement & synchronization, broadcast data retrieval, computer memory cache coherency, credit card fraud protection, database management, data encryption & product activation, digital media transmission (DMT®), digital video production, dynamic manufacturing modeling, enhanced Internet navigation, hearing aid ECS, image resolution enhancement, interactive data sharing, interactive television, laptop docking station connectivity, microprocessor enhancement, multi-dimensional bar codes, network data storage, resource scheduling, rotational video imaging, spreadsheet automation, user activated Internet advertising and web conferencing & collaboration software.

Acacia Research-Acacia Technologies (Nasdaq: ACTG) and Acacia Research-CombiMatrix (Nasdaq: CBMX) are both classes of common stock issued by Acacia Research Corporation and are intended to reflect the performance of the respective operating groups and are not issued by the operating groups.

Information about the Acacia Technologies group and the CombiMatrix group is available at www.acaciaresearch.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the economic slowdown affecting technology companies, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments and general economic conditions. Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Forms 8-K and 8-K/A, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.